SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                        -----------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                  October 22, 2002
                        ------------------------------------
                         (Date of earliest event report)


                             WEYERHAEUSER COMPANY
                        ------------------------------------
                (Exact name of registrant as specified in charter)

               Washington            1-4825            91-0470860
               ----------            ------            ----------
            (State or other       (Commission        (IRS Employer
            jurisdiction of       File Number)       Identification
            incorporation or                             Number)
              organization)


                       Federal Way, Washington 98063-9777
                    (Address of principal executive offices)
                                   (zip code)

             Registrant's telephone number, including area code:
                                (253) 924-2345

TABLE OF CONTENTS

     Item 9.  Regulation FD Disclosure
     ---------------------------------
     SIGNATURES
     ----------

                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON D.C., 20549

ITEM 9 - REGULATION FD DISCLOSURE

(a)  Earnings Release.

     On October 22, 2002, Weyerhaeuser Company a press release stating the following:

FEDERAL WAY, Wash. - Weyerhaeuser Company (NYSE: WY) today reported net earnings for the third quarter of $13 million, or 6 cents per share, that includes unusual after-tax items of $31 million, or 14 cents per share.

This compares with net earnings of $91 million, or 41 cents per share, for the same period last year. Last year's net earnings included unusual after-tax items of $9 million, or 4 cents per share, for the net effect of machine closure costs, integration costs and a reduction in the British Columbia corporate tax rate.

The unusual items for third quarter 2002 are:
.. $11 million after tax, or 5 cents per share, from costs associated with the acquisition and integration of Willamette Industries that were expected. Weyerhaeuser said it continues to make progress on capturing synergies following the Willamette acquisition. By the end of the third quarter, Weyerhaeuser has achieved an annualized run rate of $128 million in pre-tax synergies. The company is confident it will achieve $300 million in pre-tax annual savings within three years. In addition, Weyerhaeuser expects to capture additional savings through reductions in selling, general and administrative expenses that will result from the ongoing efforts to streamline the delivery of support services.

.. $20 million after tax, or 9 cents per share, for business disruption costs following a recovery boiler explosion at the Plymouth, N.C., paper facility in the second quarter. The boiler has been repaired and the facility has resumed normal operation. The company fully expects to recover this loss through insurance proceeds in the fourth quarter.

In addition to these items, Weyerhaeuser attributed most of the decrease in the 2002 third quarter earnings to a sharp decline in prices for wood products and the challenging environment created by the countervailing and anti-dumping duties on Canadian softwood lumber the company imports into the United States.

During the quarter, Weyerhaeuser incurred approximately $31 million in countervailing and anti-dumping duties, and related costs. The company expects to incur $65 to $70 million in countervailing and anti-dumping duties, and related costs this year.

"Our earnings reflect the challenging market conditions during the quarter," said Steven R. Rogel, chairman, president and chief executive officer. "The wood product markets continue to be a concern and we are taking steps to address the situation.

"As we look to the fourth quarter, we see some modest improvement in the paper and containerboard businesses, and our real estate business is maintaining a strong backlog of sold, but undelivered, houses." Rogel said. "We are making excellent progress in capturing the synergies from the Willamette acquisition and taking other actions to accelerate reductions in overhead costs."

Summary of financial highlights:

Millions (except per share data)       3Q 2002     3Q 2001     Change
Net earnings                               $13         $91       ($78)
  Earnings per share (EPS)               $0.06       $0.41     ($0.35)
Net earnings excluding unusual items       $44        $100       ($56)
  EPS excluding unusual items            $0.20       $0.45     ($0.25)
Net earnings for first nine months        $115        $369      ($254)

  Net EPS for first nine months           $0.52      $1.68     ($1.16)
Net sales for third quarter              $4,912     $3,752      $1,160
Net sales for first nine months         $13,869    $11,147      $2,722

                   SEGMENT RESULTS FOR THIRD QUARTER 2002
                    (Contributions to Pre-Tax Earnings)
Millions                                3Q 2002     3Q 2001     Change
Timberlands                                $138        $107        $31
Wood Products                              ($18)        $47       ($65)
Pulp and Paper                              $10        ($28)       $38
Containerboard, Packaging, Recycling        $88         $69        $19
Real estate and related assets              $85         $75        $10

                            Timberlands
                                        3Q 2002      2Q 2002     Change
Contribution to earnings (millions)        $138         $175       ($37)

Compared with the second quarter, export log prices improved during the third quarter of 2002 while domestic log prices remained flat. Overall company sales volumes remained relatively stable. Harvest levels were down significantly from the second quarter due to seasonal fire danger. This resulted in increased costs due to higher outside log purchases.

The fourth quarter outlook for Timberlands earnings from operations is expected to be unchanged from the third quarter with modestly weaker prices offset by higher harvest volumes. In addition, during the fourth quarter, Weyerhaeuser expects to close on the $211 million sale of approximately 115,000 acres of timberlands announced this morning. The company will apply the net proceeds from this sale to paying down its debt.

                           Wood Products
                                        3Q 2002     2Q 2002       Change
Contribution to earnings (millions)        ($18)        $64         ($82)

Changes in earnings between the second and third quarter of 2002 were due primarily to the effects of the countervailing and anti-dumping duties. Excluding countervailing and anti-dumping duties, third quarter earnings were $13 million compared with $29 million for the second quarter. A drop in lumber prices caused by an oversupplied market also contributed to the change. Lumber inventories were built up in the second quarter in anticipation of the imposition of countervailing duties and anti-dumping penalties.

During the quarter, the company also announced the permanent closure of an engineered lumber product plant in Winston, Ore., and a particleboard mill in Lillie, La.

The fourth quarter earnings outlook for Wood Products remains very uncertain due to continued oversupply in the market.

                            Pulp and Paper
                                        3Q 2002      2Q 2002      Change
Contribution to earnings (millions)         $10         ($15)        $25

Changes in earnings between the second and third quarter of 2002 were due primarily to the improvement in pulp prices and the increased demand for uncoated freesheet.

During the quarter, Weyerhaeuser announced the permanent closure of paper machines in Johnsonburg, Pa., and Kingsport, Tenn., which eliminated approximately 215,000 tons of production.

Earnings for the business in the fourth quarter are expected to be higher than third quarter due to improving demand and the implementation of Weyerhaeuser's recently announced price increases.

                  Containerboard, Packaging and Recycling
                                         3Q 2002       2Q 2002      Change
Contribution to earnings (millions)          $88           $75         $13

Changes in earnings between the second and third quarter of 2002 were due primarily to higher OCC costs, which were partially recovered by price increases for linerboard and corrugating medium. Second quarter earnings also include $28 million in pre-tax costs associated with previously announced closures.

As part of the company's focus on rationalizing its containerboard production, Weyerhaeuser announced the permanent closure of the Hawesville, Ky., containerboard mill during the third quarter to eliminate approximately 200,000 tons of production.

Fourth quarter Containerboard, Packaging and Recycling earnings should be higher as box price increases become effective and OCC prices decline from the peak levels of the early summer.

                       Real estate and related assets
                                        3Q 2002        2Q 2002       Change
Contribution to earnings (millions)         $85            $79           $6

Changes in earnings between the second and third quarter of 2002 were due primarily to:

.. A $14 million gain from the sale of two apartment complexes, which were originally expected to close in the fourth quarter of 2002 and early 2003.

.. Continued strong housing market conditions. The business reported higher traffic throughout the quarter and closings were higher than the same period last year. Backlog of homes sold, but not delivered, remained steady at approximately six and a half months.

Fourth quarter earnings should be slightly lower as the business does not anticipate any apartment complex sales.

                        Overall fourth quarter outlook

Weyerhaeuser expects overall earnings to improve in the fourth quarter compared with third quarter. Unusual items that likely will affect the fourth quarter 2002 results include:

.. Willamette integration after-tax costs which are expected to be approximately $11 million.

.. Approximately $7 million for an after-tax charge associated with the closure of the Sturgeon Falls, Ontario, containerboard facility.

.. A $25 million after-tax charge associated with the termination of the former MacMillan Bloedel pension plan for U.S. employees.

.. The previously discussed insurance proceeds of approximately $25 million after-tax for the boiler explosion at the Plymouth, N.C., paper facility.

.. An after-tax gain on the sale of timberlands in Washington state announced earlier today. This after-tax gain is approximately $80 to $85 million net of the charges associated with the closure of the related Wood Products facilities.

Weyerhaeuser also announced that it would provide more information on its pension funds through an expanded disclosure in its third quarter 10Q.
The company will hold a live conference call at 8 a.m. PDT (11 a.m. EDT) on Oct. 22 to discuss the third quarter results.
To access the conference call, listeners calling from within North America should dial (877) 888-3855 at least 15 minutes prior to the start of the conference call. Those wishing to access the call from outside North America should dial (416) 695-5259. Replays of the call will be available for 48 hours following completion of the live call and can be accessed at
(888) 509-0081 within North America and at (416) 695-9728 from outside North America.
The call may also be accessed through Weyerhaeuser's Internet site at www.weyerhaeuser.com by clicking on the "Listen to our conference call" link.

Weyerhaeuser Company, one of the world's largest integrated forest products companies, was incorporated in 1900. In 2001, sales were $14.5 billion. It has offices or operations in 18 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser's businesses, products and practices is available at www.weyerhaeuser.com.
--------------------
                                    # # #

This news release contains statements concerning the company's future results and performance that are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts; market demand for the company's products, which may be tied to the relative strength of various U.S. business segments; performance of the company's manufacturing operations; the successful execution of internal performance plans; the level of competition from foreign producers; the effect of forestry, land use, environmental and other governmental regulations; fires, floods and other natural disasters; regulatory approvals of pending timberland sales; the company's ability to successfully integrate and manage acquired businesses and to realize anticipated cost savings and synergies from these acquisition; the ability of acquired businesses to perform in accordance with the company's expectations; legal proceedings; and uncertainties affecting insurance recoveries. The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro and the Yen; and restrictions on international trade or tariffs imposed on imports, including the countervailing and dumping duties imposed on the company's softwood lumber shipments from Canada to the United States. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.

                                   ###

WEYERHAEUSER COMPANY
STATISTICAL INFORMATION  (unaudited)

CONSOLIDATED EARNINGS (1)
                          Q1            Q2           Q3       Year-to-date
                    -------------  ------------ ------------- ---------------
 (in millions)        2002   2001   2002   2001  2002   2001   2002   2001
                    -------------  ------------ ------------- ---------------
Net sales and revenues:
 Weyerhaeuser (2)   $3,612 $3,219 $4,528 $3,471 $4,444 $3,360 $12,584 $10,050
 Real estate and
   related assets      396    334    421    371    468    392   1,285   1,097
                    -------------  ------------ ------------- ---------------
Total net sales
  and revenues       4,008  3,553  4,949  3,842  4,912  3,752  13,869  11,147
                    -------------  ------------ ------------- ---------------

Costs and expenses:
Weyerhaeuser:
 Costs of products
   sold              2,848  2,492  3,546  2,644 3,598   2,659   9,992  7,795
 Depreciation, amortization and
   fee stumpage (3)    264    211    311    214   304     223     879    648
 Selling expenses      103     91    116    100   116      95     335    286
 General and administrative
   expenses            186    171    231    182   201     148     618    501
 Research and development
   expenses             12     13     13     14    11      11      36     38
 Taxes other than payroll and
   income taxes         38     37     53     38    48      38     139    113
 Other operating costs,
   net  (4) (5) (6)      4     32    (27)    21    19      24      (4)    77
 Charges for integration
   of facilities         2      9     23     10    17       4      42     23
 Charges for closure
   of facilities (7) (8)27      -     28      -     -      32      55     32

                    -------------  ------------ ------------- ---------------
                     3,484  3,056  4,294  3,223 4,314   3,234 12,092    9,513
                    -------------  ------------ ------------- ---------------

Real estate and related assets:
 Costs and operating
   expenses            291   243     317   280    359     301    967     824
 Depreciation and
   amortization          2     1       1     2      1       2      4       5
 Selling expenses       21    19      24    19     23      23     68      61
 General and administrative
   expenses             10    13      11    13     14       4     35      30
 Taxes other than payroll and
   income taxes          1     2       1     1      1       1      3        4
 Other operating
   costs, net           (8)   (1)      2    (1)     6      (2)     -       (4)

                      -------------  ------------ ------------- -------------
                       317    277    356    314   404     329   1,077     920
                      -------------  ------------ ------------- -------------
Total costs and
   expenses           3,801 3,333   4,650  3,537   4,718  3,563 13,169 10,433
                      -------------  ------------ ------------- -------------

Operating income      207   220     299   305      194    189     700     714

Interest expense and other:
 Weyerhaeuser:
  Interest expense
    incurred        (143)  (88)   (222)  (87)  (214)  (93)   (579)  (268)
  Less interest
    Capitalized        4     4      16     6     16     6      36     16
  Equity in income (loss)
    of affiliates     (4)   15      (2)   15     (6)    5     (12)    35
  Interest income and
    other              5     6       6     4      9     4      20     14
 Real estate and related assets:
  Interest expense
    incurred           (13)  (19)    (13)  (18)   (12)  (17)    (38)   (54)
  Less interest
    Capitalized         13    16      13    17     12    16      38     49
  Equity in income of unconsolidated
    entities             6    14       6     3     10     4      22     21
  Interest income
    and other            6     2       8     3     11     8      25     13
                      -------------  ------------ ------------- -------------
Earnings before income taxes and
 extraordinary item     81   170     111   248     20    122    212     540
Income taxes (9)       (28)  (63)    (39)  (77)    (7)   (31)   (74)   (171)
                      -------------  ------------ ------------- -------------
Earnings before
 extraordinary item     53    107     72    171     13    91     138     369
Extraordinary item (10)(23)    -       -      -     -     -      (23)      -
                      -------------  ------------ ------------- -------------
Net earnings           $30   $107    $72    $171   $13    $91   $115    $369
                      -------------  ------------ ------------- -------------
Per share:
 Basic net earnings before
  extraordinary item $0.24 $0.49   $0.32   $0.78 $0.06  $0.41   $0.62   $1.68
 Extraordinary item  (0.10)   -       -       -     -      -    (0.10)      -
                      -------------  ------------ ------------- -------------
Basic net earnings   $0.14  $0.49  $0.32   $0.78  $0.06 $0.41   $0.52   $1.68
                      -------------  ------------ ------------- -------------
Diluted  net earnings before
  extraordinary item $0.24  $0.49  $0.32   $0.78  $0.06  $0.41  $0.6    $1.68
Extraordinary item   (0.10)    -      -       -      -     -    (0.10)      -
                      -------------  ------------ ------------- -------------
Diluted net earnings $0.14  $0.49   $0.32   $0.78 $0.06  $0.41  $0.52   $1.68
                      -------------  ------------ ------------- -------------
Dividends paid       $0.40  $0.40   $0.40   $0.40 $0.40  $0.40  $1.20   $1.20
                      -------------  ------------ ------------- -------------

(1) Certain reclassifications have been made to conform prior periods' data with the current presentation.
(2) 2002 first quarter includes $13 million of charges for countervailing and anti-dumping duties and related costs and a credit of $18 million for the reversal of countervailing and anti-dumping duties accrued in 2001.
    The 2002 second quarter includes $7 million of charges for countervailing and anti-dumping duties and related costs, a credit of $29 million for the reversal of charges accrued in 2001 and a credit of $13 million for charges accrued in the first quarter of 2002. The 2002 third quarter includes charges of $31 million for countervailing and anti-dumping duties and related costs. The year-to-date impact from countervailing and anti-dumping duties and related costs is a net credit of $9 million. 2001 includes $30 million of third quarter charges for countervailing and anti-dumping duties and related costs. No costs were recognized prior to the third quarter.
(3) 2001 includes $27 million of goodwill amortization through September. Goodwill amortization ceased as of the beginning of 2002.
(4) 2002 year-to-date includes $19 million in net foreign exchange gains. Gains of $8 million and $27 million are included in the first and second quarters, respectively. A loss of $16 million is included in the third quarter. Net foreign exchange losses through the third quarter of 2001 were $6 million.
(5) 2001 year-to-date costs include $10 million for costs associated with Westwood Shipping Line's transition to a new charter fleet.
(6) 2001 year-to-date includes one-time costs of $41 million associated with information systems outsourcing.
(7) 2002 includes $27 million for first quarter costs associated with the closure of three facilities and $28 million for second quarter costs associated with the closure, or impending closure, of four additional facilities.
(8) 2001 year-to-date also includes $32 million for third quarter costs associated with machine closures at Springfield, Ore., and Longview, Wash.
(9) 2001 year-to-date includes $29 million in benefits reflecting one-time reductions in deferred taxes. This includes a $14 million benefit due to a lower British Columbia provincial corporate tax rate that was enacted during the third quarter and a $15 million benefit due to a lower Canadian corporate tax rate that was enacted during the second quarter.
(10)2002 includes $35 million extraordinary loss on the refinancing of debt in connection with the acquisition of Willamette Industries, less a $12 million tax benefit.

WEYERHAEUSER COMPANY
STATISTICAL INFORMATION  (unaudited)

Net sales and revenues (in millions):
                          Q1            Q2           Q3       Year-to-date
                    -------------  ------------ ------------- ---------------
                      2002   2001   2002   2001  2002   2001   2002   2001
                    -------------  ------------ ------------- ---------------
Timberlands:
 Raw materials (logs, timber
   and chips)        $144  $175   $186   $155   $196   $140   $526    $470
 Other products        44    37     49     39    138     44    231     120
                    -------------  ------------ ------------- ---------------
                      188   212    235    194    334    184    757     590
                    -------------  ------------ ------------- ---------------
Wood products:
 Softwood lumber   692    605      901    783    845    743    2,438   2,131
 Softwood plywood
   and veneer      135    102      173    125    169    124      477     351
 Oriented strand board, composite
   and other panels240    159      320    195    217    210      777     564
 Hardwood lumber    76     78       81     75     72     70      229     223
 Engineered lumber
   products        253    218      315    309    324    299      892     826
 Raw materials (logs, timber and
   chips)          106    112      129    118    120    107      355     337
 Other products    199    165      228    205    210    198      637     568
                    -------------  ------------ ------------- ---------------
                   1,701  1,439    2,147 1,810  1,957  1,751   5,805   5,000
                    -------------  ------------ ------------- ---------------
Pulp and Paper:
 Pulp                280   321     297    277    300   261     877      859
 Paper               446   322     593    281    622   311   1,661      914
 Paperboard           40    50      51     45     37    55     128      150
 Other products        6    18      10      6      8    10      24       34
                    -------------  ------------ ------------- ---------------
                     772   711     951    609    967   637   2,690    1,957
                    -------------  ------------ ------------- ---------------

Containerboard, Packaging and Recycling:
  Containerboard      90    92     117     87     123   88     330      267
  Packaging          731   618     899    634     877  588   2,507    1,840
  Recycling           48    63      51     57      67   43     166      163
  Other products      47    43      90     39      82   36     219      118
                    -------------  ------------ ------------- ---------------
                     916   816    1,157   817    1,149 755    3,222    2,388
                    -------------  ------------ ------------- ---------------

Real estate and
 related assets      396   334      421   371      468   392   1,285   1,097

Corporate and other   35    41      38     41       37    33     110     115
                     -------------  ------------ ------------- ---------------
                    $4,008  $3,553 $4,949 $3,842 $4,912 $3,752 $13,869  $11,147
                     =============  ============ ============= ================

Earnings before interest expense,
income taxes and extraordinary
items (in millions) (1):
                           Q1            Q2           Q3       Year-to-date
                      -------------  ------------ ------------- ---------------
                        2002   2001   2002   2001  2002   2001   2002   2001
                      -------------  ------------ ------------- ---------------
Timberlands          $119     $134   $175   $137  $138   $107   $432    $378
Wood products (2)(3)    9      (26)    64    102   (18)    47     55     123
Pulp and Paper (4)(5)   1       73    (15)    27    10    (28)    (4)     72
Containerboard Packaging and
 Recycling (6)(7)      58       94     75     68    88     69    221     231
Real estate and
 related assets        91       69     79     62    85     75    255     206
Corporate and
 other (8)(9)         (58)     (90)   (61)   (67)  (85)   (61)  (204)   (218)
                       -------------  ------------ ------------- ---------------
                      $220    $254   $317    $329  $218   $209   $755    $792
                      =============  ============ ============= ================

(1)Certain reclassifications have been made to conform prior periods' data with the current presentation.
(2)2002 first quarter includes $13 million of charges for countervailing and anti-dumping duties and related costs and a credit of $18 million for the reversal of countervailing and anti-dumping duties accrued in 2001. The 2002 second quarter includes $7 million of charges for countervailing and anti-dumping duties and related costs, a credit of $29 million for the reversal of charges accrued in 2001 and a credit of $13 million for charges accrued in the first quarter of 2002. The 2002 third quarter includes charges of $31 million for countervailing and anti-dumping duties and related costs. The year-to-date impact from countervailing and anti-dumping duties and related costs is a net credit of $9 million.
   2001 includes $30 million of third quarter charges for countervailing and anti-dumping duties and related costs. No costs were recognized prior to the third quarter.
(3)2002 includes $17 million in first quarter costs associated with the permanent closure of an oriented strand board facility in Canada.
(4)2002 year-to-date includes $52 million in business disruption costs associated with the recovery boiler explosion at the Plymouth, N.C., paper facility. Costs of $22 million and $30 million are included in the second and third quarters, respectively.
(5)2001 results include $19 million of third quarter costs associated with a machine closure at Longview, Wash.
(6)2002 year-to-date results include $38 million in costs associated with the closure, or impending closure of seven facilities, including $10 million of first quarter costs and $28 million of second quarter costs.
(7)2001 results include $13 million of third quarter costs associated with a machine closure at Springfield, Ore.
(8)2001 year-to-date costs include one-time costs of $41 million associated with information systems outsourcing and includes $10 million incurred in the second quarter for costs associated with Westwood Shipping Line's transition to a new charter fleet.
(9)2002 results for corporate and other include net foreign exchange gains (losses) of $20 million in the second quarter and ($17 million) in the third quarter, for a year to date net gain of $3 million. These gains and losses result primarily from fluctuations in Canadian exchange rates.
   2001 results for corporate and other include net foreign exchange gains (losses) of ($2 million) in the first quarter, $7 million in the second quarter, and ($11 million) in the third quarter, resulting primarily from fluctuations in Canadian exchange rates.

WEYERHAEUSER COMPANY
STATISTICAL INFORMATION  (unaudited)

Third party sales volumes:

                            Q1            Q2           Q3       Year-to-date
                       -------------  ------------ ------------- ---------------
                         2002   2001   2002   2001  2002   2001   2002   2001
                       -------------  ------------ ------------- ---------------
Timberlands (millions):
 Raw materials -
   cubic feet           76     82     99     75    104    76     279     233

Wood products (millions):
 Softwood lumber -
   board feet          1,812  1,667  2,295  1,792 2,362 1,943    6,469  5,402
 Softwood plywood and veneer
   - square feet (3/8")  575    449    750    491   736   494    2,061  1,434
 Composite panels - square
   feet (3/4")           308     63    445     59    95    61      848    183
 Oriented strand board - square
   feet (3/8")           945    871  1,095    916  1,117  964     3,157  2,751
 Hardwood lumber -
   board feet            108    106    113    106    104   99       325    311
 Raw materials -
   cubic feet            143    163    164    150    207  154       514    467

Pulp and paper (thousands):
 Pulp - air-dry
   metric tons           563    480    618    507    561  527     1,742   1,514
 Paper - tons            594    393    766    355    804  406     2,164   1,154
 Paperboard - tons        53     60     61     56     47   66       161     182

Containerboard, packaging and recycling (thousands):
 Containerboard - tons   249    218    309    222    318  223       876     663
 Packaging - MSF       14,540 12,690 18,446 11,856 17,902 13,319  50,888  37,865
 Recycling - tons         604   826    552    817    539  548      1,695  2,191

Total productionvolumes:
                            Q1            Q2           Q3       Year-to-date
                       -------------  ------------ ------------- ---------------
                         2002   2001   2002   2001  2002   2001   2002   2001
                       -------------  ------------ ------------- ---------------
Timberlands (millions):
 Logs - cubic feet      153    132    191    131   164    129    508     392

Wood products (millions):
 Softwood lumber -
    board feet        1,530   1,406   1,702  1,422 1,728 1,315  4,960  4,143
 Softwood plywood and veneer
    - square feet (3/8")431    285      562    278  584   275   1,577   838
 Composite panels - square
    feet (3/4")         218     29      128     25  200    21     546    75
 Oriented strand board - square
    feet (3/8")         957    783      944    833 1,115  912   3,016  2,528
 Hardwood lumber -
    board feet           96    111       99    109   107   99     302    319
 Logs - cubic feet      185    174      187    137   204  166     576    477

Pulp and paper (thousands):
 Pulp - air-dry
    metric tons         607    549      492    448   630  553    1,729  1,550
 Paper - tons           558    400      727    339   747  357    2,032  1,096
 Paperboard - tons       63     52       67     61    31   69      161    182

Containerboard, packaging and recycling (thousands):
 Containerboard - tons 1,250   875     1,600   776  1,621   1,065  4,471  2,716
 Packaging - MSF      16,281 13,355   20,630 13,432 20,432 13,077  57,343 39,864
 Recycling - tons      1,409  1,192   1,593  1,181  1,545  1,210   4,547  3,583

WEYERHAEUSER COMPANY
STATISTICAL INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)
             (in millions)

                                 March 31,   June 30,    Sept. 29,    Dec. 31,
Assets                             2002        2002        2002       2001
                              ------------ ----------- ------------ -----------
s>                          <c>          <c>         <c>          <c>
Weyerhaeuser
 Current assets:
  Cash and short-term investments$ 127     $141        $119         $202
  Receivables, less allowances   1,599    1,649       1,604         1,024
  Inventories                    2,072    2,012       1,951         1,428
  Prepaid expenses                 509      550         485          407
                              ----------- -----------  ------------ -----------
  Total current assets           4,307     4,352         4,159       3,061

Property and equipment          12,454    12,362        12,235       8,309
Construction in progress         1,169     1,360         1,338         428
Timber and timberlands at cost, less fee
 stumpage charged to disposals   4,457     4,472         4,436       1,789
Investments in and advances
 to equity affiliates             542       547          541           541
Goodwill                        2,741     2,778        2,812         1,095
Deferred pension and
  other assets                  1,170     1,239        1,239         1,053
                             ----------- -----------  ------------ -----------
                                26,840    27,110       26,760       16,276
                             ----------- -----------  ------------ -----------

Real estate and related assets   2,078      2,100      2,035         2,017
                             ----------- -----------  ------------ -----------
Total assets                 $  28,918   $    29,210   $  28,795   $  18,293
                               ========      =======     =======      ======

Liabilities and Shareholders' Interest
--------------------------------------

Weyerhaeuser
  Current liabilities:
   Notes payable and
     commercial paper        $   260       $    110   $    231     $     4
   Current maturities of
     long-term debt              214            368        791           8
   Accounts payable            1,072          1,125      1,059         809
   Accrued liabilities         1,177          1,320      1,189       1,042
                           ------------- ------------ ------------ -----------
Total current liabilities      2,723          2,923      3,270        1,863
    Long-term debt            12,927         12,779     12,224       5,095
    Deferred income taxes, pension, other postretirement benefits
     and other liabilities     5,274          5,326       5,307      3,254
                           ------------- ------------ ------------ -----------
                              20,924         21,028      20,801      10,212
                           ------------- ------------ ------------ -----------
Real estate and related assets
 Notes payable and
   commercial paper             262          357            80         358
 Long-term debt                 596          576           856         620
 Other liabilities              451          467           432         408
                            ------------ ------------ ------------ -----------
                              1,309         1,400       1,368        1,386
                           ------------- ------------ ------------ ----------
Total liabilities            22,233         22,428      22,169       11,598

  Shareholders' interest     6,685           6,782       6,626        6,695
                           ------------- ------------ ------------ -----------
Total liabilities and
 shareholders' interest   $  28,918      $ 29,210     $   28,795   $   18,293
                           ------------- ------------ ------------ -----------

(b) Remarks of Richard Taggart, Vice President of Finance.

       On October 22, 2002 in a conference call to discuss Weyerhaeuser Company's earnings release, Vice President of Finance Richard Taggart delivered the following remarks:

"Today I want to provide you with additional information about our current pension fund situation, for both reported earnings, and cash funding.
Pension fund accounting under GAAP is relatively complicated, and as you know, is influenced by a number of variables. The four key variables are: the actual rate of return earned by the fund, the assumed future rate of return on the fund, the discount rate used to discount the liabilities of the fund, and the assumed increase in salaries and wages. In addition, changes in plan benefits or the demographics of the plan participants can affect both
accounting and funding.   Weyerhaeuser is using a 10.5% assumed rate of
return for pension fund accounting this year, and while we have reduced this assumption each of the last two years, it remains one of the highest among publicly reporting companies. Because of this, we have received a number of questions regarding how we arrived at this assumption, how will it likely change in the future, and what will be the impact of a change in the assumption on both reported earnings, and cash flow.

"As many of you know, Weyerhaeuser reviews its pension fund assumptions each year, at the end of the year, when actual returns, discount rates, and actuarial valuation changes are known. We will continue to follow that practice, and will provide guidance regarding our pension fund assumptions for next year in our fourth quarter report. In order to help analysts and investors to begin to better understand our pension fund and our assumptions, we plan to broaden our pension fund disclosure in our third quarter 10Q.

"Today, I want to discuss the information we will provide.

"In 1985, Weyerhaeuser began moving toward managing its U.S. pension funds using what at that time was a relatively new structure and strategy in managing investments. We utilized synthetic indexing to achieve a benchmark return of approximately 60% equities, 35% bonds, and 5% cash. We then invested the majority of the assets in the trust in a broadly diversified set of strategies and funds to add alpha (or returns above the benchmark). In 1988, we set our assumed rate of return from this strategy at 11.5%. This was arrived at that from the view that the benchmark return, which approximated the median pension fund return, would be approximately 8 to 8.5% and we would out perform the benchmark by 3 to 3.5%.

"Through the 17 year period ending in 2001, our compound rate of return was over 18% compared to the median large pension fund return of just over 11%. The 700 basis point difference resulted in our performance exceeding the median fund by over 60%, and to the best of our knowledge, we had the highest performing large pension fund in the U.S., whether measured on a 5 year, 10 year, or 15 year basis.

"Our U.S. fund, which makes up approximately 85% of our pension assets, was
significantly overfunded at the end of 2001.   In the last 3 years we
increased our pension assets in Canada as a result of the acquisitions we made to approximately US$500 million, while our U.S. fund was at $3.1 billion at the end of 2001. In July of this year, we added approximately $550 million in assets to our master trust in connection with the addition of the Willamette employees. The Willamette and the Canadian plans were overfunded also, but not to the same degree as the legacy Weyerhaeuser plans.

"Even though our actual rate of return has significantly exceeded our assumed rate of return since 1988, we did not change that assumption until last year. We lowered our assumption of future returns in 2001 to 11%. At the end of last year, we again lowered our assumed rate of return to 10.5%. This assumption was arrived at by assuming that the median pension fund long term return would drop to 7.5% and our alpha strategy would yield an incremental 3% as opposed to its historical 7%. We will review these assumptions again at the end of this year.

"Our combined U.S. and Canadian funds are invested:

        35% in Private market strategies, both equity and real estate, and 65% in Liquid strategies

"We are invested with over 125 managers.

"This is a highly diversified fund that includes some of the most experienced and successful alternative managers in the world.

"To assist you in developing your own forecasts of how changes in pension "fund performance, and changes in key variable assumptions affect GAAP earnings, I will provide some sensitivities for the key variables that drive the GAAP accounting. I need to caution you that these variables are not linear and are somewhat inter related, but the sensitivities will provide an ability to develop approximate estimates as to what might happen to our
pension credit in 2003.   There are effects beyond 2003, but because of the
interaction of the variables, I would caution using these sensitivities beyond one year.

"As many of you know, the P&L accounting for pensions is driven by GAAP, while funding is driven by a different set of calculations set by the IRS. These sensitivities are for GAAP only. We will not be required to make any contributions to our U.S. fund this year, and it appears at this point we will not be required to make any contribution next year. We may need to make a small contribution in Canada this year and next.

"Because of different funding status and pension regulations, the sensitivities are different in the U.S. and Canada. I will provide separate sensitivities for each country.

"These are the sensitivities to four key variables:

1. The first, and most important, is the actual rate of return. For each 1% that the actual rate of return is lower that the assumed rate of return, the pension credit will be reduced by $1.8 million in the U.S. and $800,000 in Canada. In other words, if we had a zero return in both pension funds this year, our credit to ore-tax income would be reduced by 10.5 times both factors, or $27.3 million.

2. If we reduce the assumed rate of return by 1%, from 10.5% to 9.5%, it will reduce our pension credit by $ 17.4 million in the U.S. and $4.8 million in Canada.

3. If we reduce the discount rate by 0.5% it would reduce the credit by $ 6.3 million in the U.S. and $2.0 million in Canada.

4. If we change the assumed increase in salaries and wages by 0.5%, it would change the pension credit by $ 10.6 million in the U.S and $4.8 million in Canada.

"Applying your outlook for financial markets will allow you to make reasonable estimates on the potential impacts on our GAAP earnings next year.

"As we noted in our earnings release, we have elected to terminate the U.S. salaried pension fund of MacMillan Bloedel, and pay out the benefits earned by employees and retirees that were earned under those plans. This will result in an after tax charge of approximately $25 million, in the fourth quarter."

                                   # # #
SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           WEYERHAEUSER COMPANY

                                       By     /s/ Steven J. Hillyard
                                           ----------------------------
                                       Its:    Vice President and
                                               Chief Accounting Officer
Date:  October 22, 2002